[3Net Letterhead]


August 28, 1996

Mr. W. John Hammerbeck
President and Managing Partner
Technical Directions, Inc.
A Systems Group Company
3030 LBJ Fwy., Ste. 910, LB2
Dallas, TX  75234

Dear John:

Our discussions have progressed over the last several months to the point where we are now ready to further define the roles, responsibilities, terms and conditions of our relationship. This document describes to the best of our current ability: the marketplace we are addressing; the value that Technical Directions, Inc. and 3Net Systems bring to the relationship; the general nature of our cooperation; and, some specific contract terms that we have agreed. Our next step will be to develop an agreement organized in contract format to further memorialize our understandings. Please review the following information, and approve its content by signing in the appropriate space at the end of this document.

INTRODUCTION

THE MARKET - In the United States today, there is a shortage of information technology professionals who are trained and experienced in providing support for large, main-frame, legacy computer systems that support the mission critical business processing for thousands of major U.S. corporations. The contract technical services industry has been requested by its customers to provide these professional resources. However, the availability of people with the requisite skills is in true short supply leaving both the providers and consumers of contracted programming resources with few reasonable alternatives. One alternative is the use of foreign workers to provide these contracted technical services on a temporary basis until additional personnel are available in this country, or until the critical need to support these technologies passes, sometime after the year 2000.

TECHNICAL DIRECTIONS, Inc. (TDI) - TDI and its management team have participated in the growth of the contract programming industry for over twenty-five years providing professional recruiting services for permanent placements and contract programming services for temporary assignments. As an extremely successful regional player, TDI has set its sights on national prominence through strategies of opening offices in active markets and through acquisition of companies already participating in those markets. Even with this growth strategy, TDI has the opportunity to add significant incremental business by providing large numbers of information systems professionals with the requisite skills necessary to support the large legacy systems so prevalent in today's processing environment.

3NET SYSTEMS (3Net) - 3 Net and its management team have specific, long-term experience in international information technology settings where global workers have been provided to support domestic U.S. technology environments. Moreover, through its cooperation with its partners in the (former) Soviet Union, 3Net has the ability to provide access to significant numbers of foreign workers skilled in the technologies so desperately needed to support mainframe-oriented legacy systems in the United States.

THE COOPERATION - TDI has strong presence and access to the contract services marketplace through its existing customers. Furthermore, new customer relationships will become available to TDI by virtue of its access to information technology personnel resources supplied by 3Net. The functions of TDI, therefore, are to address the sales opportunities of the marketplace while 3Net concentrates on performing the recruiting functions necessary to satisfy the personnel needs identified by TDI. While the size of the market is not definitely known, TDI and 3Net have established a goal for their cooperation of recruiting, placing and retaining 2-300 information technology professionals in contract programming positions in the United States (on-shore) and in locations in the (former) Soviet Union (off-shore) over the next two years.

SPECIFIC CONTRACT TERMS

TERM - TDI and 3Net desire a long-term relationship reflecting the fact that we are together creating an asset in customers and people which has long-term value for both organizations. Therefore, this agreement will be in effect for a period of five years, with annual renewals based on the mutual agreement of the parties.

TDI PREFERRED SELLER - TDI will be considered a preferred seller of 3Net personnel resources in those cities where it does business now and in the coming five years. Moreover, TDI will be considered to have exclusive rights to market 3Net personnel provided that 3Net has not previously established a relationship with that customer. TDI will also develop and introduce other companies of a similar nature to TDI for the purpose of establishing a similar relationship with 3Net. TDI wil be compensated in some mutually acceptable manner such as a referral fee for its assistance.

3NET PREFERRED PROVIDER - 3Net will be the preferred provider of foreign workers to TDI and its customers. This means that TDI will provide 3Net with job specifications and a reasonable amount of time to fill the requests defined in the job specifications. If 3Net is not able to fill the request in a mutually acceptable period of time, TDI will be free to contact some other organization specializing in the are of foreign workers for that job specification for which 3Net was not able to provide support.

ANTICIPATED BUSINESS VOLUME - It is desirable for both TDI and 3Net to establish aggressive goals for recruitment and placement without sacrificing quality or customer service. Our mutual vision is that we anticipate placing at least 200 people within two years, and that we will both make our best efforts to sell our services, recruit the people, train the prople if necessary, and place them with TDI customers.

MARKETING PLANS AND SALES MATERIALS - TDI and 3Net will cooperate in the preparation of a specific marketing plan and sales materials to be made available to both organizations in support sales and placement of foreign workers.

RATE STRUCTURES - TDI and 3Net will cooperate on defining a formalized strategy for market penetration followed by a strategy for rate increases over time or at contract renewal. Moreoever, as the marketplace recognizes the increased value of 3Net-proviced foreign workers, by being willing to pay higher rates, TDI and 3Net will have a process in place which will allow both organizations to identify and share the icnreased revenue and profit. It is the intention of both organizations to achieve specified margins. Both parties will work together to ensure that the best revenue and cost management opportunities are pursued.

ON-SHORE/OFF-SHORE OPPORTUNITIES - It is the intention of both organizations to provide services for customers in the United States, and also off-shore at the Rige Software Development Center, Riga, Latvia. Specific strategies including technical feasibility and costs will be addressed in order to specifically support the sale of the off-shore opportunities.

EMPLOYEE TRAINING AND RETENTION - TDI and 3Net will develop a training and retention plan for the foreign workers that advantages the worker wherever possible. Areas of current examination include, but are not limited to, insurance benefits, technical and professional training.

TDI/3NET/PRIZE TELECOMMUNICATIONS AND SOFTWARE INFRASTRUCTURE - TDI and 3Net will work together to provide appropriate software and telecommunications capabilities to facilitate the operation of the business in the United States, Latvia, and elsewhere.

TDI PROVIDES RECRUITING STRATEGIES, ASSISTANCE, AND TRAINING-
TDI provides to 3Net assistance in developing specific recruiting plans based upon TDI's current methods, processes, procedures and software.

If the above information represents your understanding of our current and future relationship, please sign acceptance in the space below.

Sincerely,

/s/ George R. Van Derven

George R. Van Derven
President and Chief Executive Officer


ACCEPTED:  /s/  W. John Hammberbeck       DATE:  08/28/96